                           SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  Exchange Act of 1934 (AMENDMENT NO.        )

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [  ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-
       6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 DATA RACE, Inc.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                   -----------------------------------------
                   (Name of Person(s) Filing Proxy Statement
                         if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

     (2) Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                DATA RACE, INC.
                              12400 NETWORK BLVD.
                           SAN ANTONIO, TEXAS 78249

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON JANUARY 12, 1998

  An annual meeting of shareholders of DATA RACE, Inc., a Texas corporation (the "Company"), will be held at __________________________________________________,
San Antonio, Texas 782__, on January 12, 1998, at 10:00 a.m., CST, for the following purposes:

  1. To elect seven directors to serve for the ensuing year.

  2. To approve the DATA RACE, Inc. 1997 Stock Option Plan.

  3. To authorize the issuance of certain securities of the Company.

  4. To ratify the selection of KMPG Peat Markwick, LLP., as independent accountants.

  5. To transact such other business as may properly come before the meeting or any adjournment thereof.

  The Board of Directors has fixed the close of business on December 9, 1997 as the record date for the determination of shareholders entitled to vote at the meeting.

  We hope that you will be able to attend the meeting in person, but if you are unable to do so, please fill in, sign and promptly mail back the enclosed proxy form, using the return envelope provided. If, for any reason, you should subsequently change your plans, you can, of course, revoke the proxy at any time before it is actually voted.



                                        By Order of the Board of Directors
                                        Gregory T. Skalla
                                        Secretary

San Antonio, Texas
December __, 1997

                                DATA RACE, INC.

                                PROXY STATEMENT
                                    FOR THE
                         ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD JANUARY 12, 1998

                                  THE MEETING

     This Proxy Statement is furnished to the shareholders of DATA RACE, Inc., a Texas corporation, in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held January 12, 1998. This Proxy Statement and the accompanying proxy are being sent or given to the shareholders of the Company on or about December ___, 1997. The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997 is also being sent to the shareholders of the Company with this Proxy Statement.

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of the Company's common stock is necessary to constitute a quorum at the Meeting. Only votes cast "for" a matter constitute affirmative votes. Votes "withheld" or abstaining from voting are counted for quorum purposes, but since they are not cast "for" a particular matter, they will have the same effect as negative votes or votes "against" a particular matter. The votes required with respect to the Items set forth in the Notice of Annual Meeting of Shareholders are set forth in the discussion of each Item herein. In deciding all questions, a holder of common stock is entitled to one vote, in person or by proxy, for each share held in his name on the record date. Proxies in the form enclosed will be voted at the Meeting, if properly executed, returned to the Company prior to the Meeting and not revoked. A proxy may be revoked at any time before it is voted by giving written notice to the Secretary of the Company prior to the convening of the Meeting, or by presenting another proxy card with a later date. If you attend the meeting and desire to vote in person, you may request that your previously submitted proxy card not be used.

     The record date for stockholders entitled to vote at the Meeting is December 9, 1997. At the close of business on November 7, 1997, the Company had 5,541,677 shares of common stock issued and outstanding and entitled to vote at the Meeting. As of November 7, 1997, the directors and executive officers of the Company and their affiliates beneficially owned a total of 595,588 shares of the Company's common stock, or approximately 9.87% of the total number of shares outstanding and entitled to vote at the Meeting. The directors and executive officers and their affiliates have indicated to the Company that they presently intend to vote all of the shares of common stock owned by them for each of the Items set forth in the Notice of Annual Meeting.

PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding the ownership of common stock as of November 7, 1997, by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each director; (iii) each named executive officer and

(iv) all executive officers, directors and nominees as a group. Unless otherwise noted, each shareholder has sole voting and investment power with respect to the shares beneficially owned. Options included in the following table represent options currently exercisable or exercisable within 60 days of November 7, 1997.

                                                         Number      Percent of
                      Name                             of Shares        Class
                      ----                             ----------    ----------
Dr. W. B. Barker................................       308,677(1)       5.31%
Jeffrey P. Blanchard............................        37,115(2)       *
George R. Grumbles..............................        13,000(3)       *
Marcelo A. Gumucio..............................        12,500(4)       *
Matthew A. Kenny................................        13,000(5)       *
Dwight E. Lee...................................        18,500(6)       *
Edward A. Masi..................................             -          *
Walter D. Warren................................        88,977(7)       1.58%
Gregory T. Skalla...............................        45,400(8)       *
Haig A. Sarkissian..............................        33,298(9)       *
All Directors and Executive Officers as a Group
     (13 persons)...............................       595,588(10)      9.87%

---------------
*    Indicates less than 1%.
(1)  Includes 272,000 shares subject to options held by Dr. Barker.
(2)  Includes 10,000 shares subject to options held by Mr. Blanchard.
(3)  Includes 13,000 shares subject to options held by Mr. Grumbles.
(4)  Includes 12,500 shares subject to options held by Mr. Gumucio.
(5)  Includes 13,000 shares subject to options held by Mr. Kenny.
(6)  Includes 10,000 shares subject to options held by Mr. Lee.
(7)  Includes 81,931 shares subject to options held by Mr. Warren.
(8)  Includes 39,250 shares subject to options held by Mr. Skalla.
(9)  Includes 17,500 shares subject to options held by Mr. Sarkissian.
(10) Includes 492,931 shares subject to options held by such persons.

                                    ITEM 1

                             ELECTION OF DIRECTORS

     At the Annual Meeting pursuant to which this Proxy Statement is being distributed, seven directors are to be elected by plurality of the votes cast by the holders of shares entitled to vote. Votes withheld are not counted in the number of votes cast in the election of directors. In tabulating the vote, broker non-votes will not be considered present and will have no effect on the vote. Each outstanding share of common stock entitles the holder thereof to one vote with respect to the election of each of the seven director positions to be filled at this meeting. The nominees for director are Dr. W. B. Barker, Jeffrey
P. Blanchard, Matthew A. Kenny, George R. Grumbles, Marcelo A. Gumucio, Dwight
E. Lee and Edward A. Masi. All of the nominees are presently directors of the Company. For information concerning the backgrounds of the current directors, see "Directors and Executive Officers" below.

     THE ENCLOSED PROXY, IF PROPERLY SIGNED AND RETURNED, AND UNLESS AUTHORITY TO VOTE IS WITHHELD, WILL BE VOTED FOR THE ELECTION OF THESE SEVEN NOMINEES. The Board of Directors has no reason to believe that any of such nominees will be unable to serve if elected. In the event any of such nominees become unavailable for election, votes will be cast, pursuant to authority granted by the enclosed Proxy, for such substitute nominee as may be designated by the Board of Directors. All directors serve for a term of one year and until their successors are elected.

                                  MANAGEMENT

     The following table sets forth certain information concerning the current directors (representing all nominees for director) and executive officers of the
Company:

           Name            Age             Position with Company
           ----            ---             ---------------------
Dr. W. B. Barker.......... 50  President, Chief Executive Officer and Director
Walter D. Warren.......... 61  Senior Vice President-Operations
Gregory T. Skalla......... 42  Vice President-Finance, Chief Financial Officer,
                               Secretary and Treasurer
George H. Bennett......... 44  Senior Vice President-Sales
Haig A. Sarkissian........ 36  Vice President-Sales and Marketing-OEM Products
Gregory A. Williamson..... 47  Vice President-Human Resources
Curtis C. Fisher.......... 52  Vice President-Sales and Marketing
Dr. Paul J. Demko Jr...... 52  Vice President-Development
Jeffrey P. Blanchard...... 44  Chairman of the Board of Directors
Matthew A. Kenny.......... 63  Director
George R. Grumbles........ 64  Director
Marcelo A. Gumucio........ 60  Director
Dwight E. Lee............. 50  Director
Edward A. Masi............ 50  Director

     Dr. W. B. Barker has served as President and Chief Executive Officer since April 1995 and as a Director since May 1995. Prior to joining the Company, Dr. Barker was employed for 26 years by

Bolt Beranek and Newman Inc. ("BBN"). At BBN, he served in a variety of technical and management capacities, including Senior Vice President, Chief Technology Officer, founder and President of LightStream Corporation, an ATM switch company, and was responsible for the acquisition of regional Internet service providers. While employed by BBN, he held general management positions and was President of several subsidiaries, where he was directly responsible for product strategies, development, marketing and manufacturing for many communications and multiprocessor products. He holds a Ph.D., M.S. and B.A. degrees from Harvard University.

     Walter D. Warren has served as Senior Vice President-Operations since June 1993. Prior to joining the Company, Mr. Warren served as Senior Vice President of Technical Operations at Kinetic Concepts, a San Antonio-based manufacturer and distributor of therapeutic hospital beds.

     Gregory T. Skalla has served as Vice President-Finance, Chief Financial Officer, Secretary and Treasurer since February 1995. Mr. Skalla has been employed by the Company since 1992 when he joined the Company as Controller. From 1987 to 1992, Mr. Skalla was Chief Financial Officer of Mil-Com Electronics Corporation in San Antonio, Texas.

     George H. Bennett joined the Company as Senior Vice President-Sales in November 1997. From February 1997 until that time, Mr. Bennett served as Senior Vice President-Sales and Marketing at ATC Communications. From May 1979 until December 1996, Mr. Bennett served as a Senior Vice President at Memorex Telex Corporation, a worldwide integrator of enterprise network and storage systems.

     Haig A. Sarkissian has served as Vice President-Sales and Marketing-OEM Products since August 1995. From 1990 until that time, Mr. Sarkissian was employed by AT&T Microelectronics as Manager, World Wide Marketing, DSP Modem Products. Prior to his tenure at AT&T, Mr. Sarkissian was a field applications manager at Standard Microsystems Corporation.

     Gregory A. Williamson was appointed Vice President-Human Resources in October 1996. Mr. Williamson has been employed by the Company since September 1995, when he joined the Company as Director of Human Resources. From 1978 to 1995, Mr. Williamson served in a variety of technical, management and administrative positions, including Corporate Manager-Benefits with SBC Communications Inc., a publicly held telecommunications company.

     Curtis C. Fisher joined the Company as Vice President-Sales and Marketing in January 1997. During 1996, Mr. Fisher was Vice President of the channels management group at Access Graphics, Inc. He also was Vice President of worldwide partnership marketing at AT&T-Global Information Solutions from 1994 to 1996. Prior to this, Mr. Fisher was the director of channels marketing at Sun Microsystems from 1988 to 1994.

     Dr. Paul J. Demko Jr. joined the Company as Vice President-Development in January 1997. During 1996, Dr. Demko served as Vice President-Product Development at Process Software Corp. Prior to this, Dr. Demko held executive management positions at Centerline Software Inc. (1995-1996), Proteon, Inc. (1992-1995), and Wang Laboratories, Inc. (1982-1992). He holds a Ph.D., M.S. and B.S. in electrical engineering from the Massachusetts Institute of Technology where, in the mid-1970's, he worked with the pioneers in voice coding developing linear predictive and channel vocoders.

     Jeffrey P. Blanchard has served as a Director of the Company since August 1985 and as Chairman of the Board of Directors since October 1996.
Mr. Blanchard has been the Managing General Partner of First Capital Group of Texas, Ltd., since January 1984. Since September 1995, Mr. Blanchard has been the Managing General Partner of First Capital Group of Texas II, L.P., an investment firm which provides private equity to middle-market companies throughout the Southwest United States. From January 1989 to December 1994, Mr. Blanchard served as Vice President and Investment Manager of Victoria Capital Corporation, a venture capital investment company.

     Matthew A. Kenny was elected to the Board of Directors in February 1995. From 1984 until 1989, Mr. Kenny was President and CEO of RACAL-MILGO, a company with revenues in excess of $300 million. Mr. Kenny joined Milgo in 1968. From 1989 to 1993, Mr. Kenny was Chairman of the Board and CEO of Physical Health Devices, Inc. From 1989 to the present he has been a managing partner in Venture Solutions, and since 1994 he has been President and CEO of Core Technology Development, Inc., Fort Lauderdale, Florida.

     George R. Grumbles was appointed to the Board of Directors in February 1995. From 1985 until his retirement in 1993, Mr. Grumbles served as a corporate Vice President of Motorola and the President and CEO of Universal Data Systems which he joined in 1972.

     Marcelo A. Gumucio was elected to the Board of Directors in December 1995. From April 1996 to July 1997, Mr. Gumucio served as Chief Executive Officer of Micro Focus, Palo Alto, California. From November 1992 until joining Micro Focus, Mr. Gumucio served as President and Chief Executive Officer of Memorex Telex N.V., a publicly-held multinational computer company based in Amsterdam, The Netherlands. Prior to joining Memorex Telex, Mr. Gumucio founded and led, from August 1990 to November 1992, Gumucio, Burke and Associates, a private investment firm in Minneapolis, Minnesota. From July 1983 to August 1990, Mr. Gumucio held various positions, including President, Chief Executive Officer and Director, with Cray Research, Inc., a publicly-held manufacturer of supercomputers.

     Dwight E. Lee was appointed to the Board of Directors in January 1997. Since October 1981, Mr. Lee has served as a managing partner of Barker, Lee & Company, a New York City based investment management firm. Mr. Lee was nominated for election because of his extensive background in the investment community, and brings significant board experience with both public and private companies.

     Edward A. Masi was appointed to the Board of Directors in May 1997. Mr. Masi is a veteran of the computer industry and is well-known in the high performance computing market. From March 1992 to June 1997, Mr. Masi was a corporate Vice President at Intel Corporation. Prior to joining Intel, Mr. Masi worked for Cray Research from 1980 to 1992, ultimately holding the position of Executive Vice President of Sales, Marketing and Service. Mr. Masi began his career in 1969 at IBM, where he held various sales and marketing positions over the course of eleven years.

BOARD AND COMMITTEE MEETINGS

     During the fiscal year ended June 30, 1997, the Board of Directors held six meetings. Each director attended at least 75% of the meetings of the Board of Directors held during the period for which he was a director.

     The Board of Directors has an Audit Committee and a Compensation Committee. The Audit Committee, composed of Messrs. Blanchard (Chairman), Grumbles, and Kenny, is responsible for reviewing the Company's financial statements and overseeing the Company's accounting practices and audit procedures. The Compensation Committee, composed of Messrs. Blanchard (Chairman), Grumbles, and Gumucio, reviews and makes recommendations to the Board of Directors regarding executive compensation matters and administers the Company's stock option plans and employee stock purchase plan. During fiscal 1997, the Audit Committee met one time and the Compensation Committee met seven times. Each director attended at least 75% of the meetings, of each committee of which he was a member, held during the period in which he was a committee member.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors, executive officers, and beneficial owners of more than 10% of any class of securities of the Company to file certain forms regarding such persons' ownership of equity securities of the Company. Based on Company records and other information, the Company believes that its executive officers and directors complied with all these filing requirements with respect to the fiscal year ended June 30, 1997, except that two reports covering two transactions were filed late by Jeffrey P. Blanchard, one report covering two transactions was filed late by Haig A. Sarkissian, and one initial report of ownership was filed late by Curtis C. Fisher and Dr. Paul J. Demko Jr.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

          The Summary Compensation Table shows certain compensation information for the fiscal years ended June 30, 1997, 1996 and 1995, for the Chief Executive Officer and each of the other three most highly compensated executive officers during fiscal 1997 (hereinafter referred to as the "named executive officers").


                          SUMMARY COMPENSATION TABLE
                                                                     Long-Term
                                                                   Compensation
                                                                     Awards
                                   Annual Compensation             ------------
                         ---------------------------------------    Securities
                                          Base                      Underlying       All Other
                            Year        Salary ($)   Bonus ($)      Options(#)      Compensation
                         ---------      ----------   ---------     ------------     ------------
Dr. W. B. Barker.........   1997        $ 188,125          -          30,000          $3,822(1)
President and CEO           1996          175,000    $39,712(2)            -           8,500(3)
                            1995           31,859     11,192(2)      400,000               -

Walter D. Warren.........   1997          137,500          -          20,000           2,625(1)
Senior Vice                 1996          125,000          -          61,346(4)        1,250(1)
 President--Operations      1995          125,000     31,250          25,000           1,138(1)

Gregory T. Skalla........   1997          112,500          -          25,000           2,063(1)
Vice President--            1996           92,331          -               -           2,506(1)
 Finance, Chief             1995           69,350     10,000          34,000             722(1)
 Financial Officer,
 Secretary and
 Treasurer

Haig A. Sarkissian.......   1997           75,000     91,989          25,000           1,553(1)
Vice President--OEM         1996           69,038     84,431(5)       50,000(6)        1,138(1)
 Sales and Marketing

_____________
(1) Represents contributions made by the Company under the Company's 401(k) plan.
(2)  Represents guaranteed bonus pursuant to Dr. Barker's employment agreement.
(3)  Represents reimbursement of relocation expenses.
(4) Effective November 28, 1995, Mr. Warren elected to reprice 81,797 stock options pursuant to a repricing plan adopted by the Company's Board of Directors. In connection with such repricing, 81,797 of Mr. Warren's existing stock options were canceled and 61,346 stock options were granted in their place.
(5) Represents a $30,000 signing bonus and $54,431 in sales commissions earned during the fiscal year.
(6)  Represents 50,000 options granted as a signing bonus.

DIRECTOR COMPENSATION

     Matthew Kenny, George Grumbles, Marcelo Gumucio, Dwight E. Lee, and Edward
A. Masi each receive compensation of $1,000 for each Board of Directors meeting attended. Outside directors are eligible to receive options under the Company's stock option plans and are automatically granted options under the Company's 1995 stock option plan. Outside directors are reimbursed for their out-of-pocket expenses involved in connection with their services as directors.
Certain outside directors also receive consulting fees for services rendered from time to time to the Company. In fiscal 1997, no such person received in excess of $60,000 for such services.

EMPLOYMENT AGREEMENTS

     Dr. W. B. Barker entered into an employment agreement with the Company on April 25, 1995. Pursuant to such agreement, Dr. Barker receives an annual base salary of not less than $175,000. Dr. Barker is eligible to receive an incentive bonus, pursuant to the Company's management incentive program, of up to 50% of his base salary. Pursuant to the agreement, if Dr. Barker is terminated without cause he may elect to receive severance pay equal to one year's base salary, paid in monthly installments. During the period in which such severance payments are made, Dr. Barker is prohibited from competing directly with the Company.

EMPLOYEE STOCK PURCHASE PLAN

     The Company has an Employee Stock Purchase Plan structured to qualify under
Section 423 of the Internal Revenue Code of 1986. Under the Purchase Plan, all full-time employees of the Company possessing less than 5% of the voting power of the Company may elect to participate in the Purchase Plan through a payroll deduction program. Under the Purchase Plan, options to purchase up to 200,000 shares of Company common stock may be granted to participants. As of November 7, 1997, 70,641 shares of common stock had been issued under the Purchase Plan.

     The Compensation Committee, which administers the Purchase Plan, establishes offering periods for the Purchase Plan which may last up to 24 months. Prior to each offering period, participants may authorize payroll deductions of up to 20% of their annual compensation. At the beginning of the offering period, participants are granted an option to purchase the number of shares of common stock that may be purchased with the total amount of the participant's payroll deductions taken over the offering period at an exercise price equal to the lesser of 85% of the fair market value of the common stock on the first day of the offering period or the last day of the offering period. Unless the participant has withdrawn from participation, the participant's option will be exercised automatically on the last day of the offering period.

     A participant may withdraw from the Purchase Plan at any time during an offering period. If a participant's employment with the Company terminates for any reason other than death, disability, or retirement, his or her option to purchase common stock under the Purchase Plan will immediately terminate, and the amount of such participant's payroll deductions will be paid to him or her in cash. If a participant's employment with the Company terminates due to death, disability, or retirement, such participant (or his or her legal representative) will have the right to continue participation in the Purchase Plan with respect to the offering period. No option granted under the Purchase Plan may be transferred except by will or the laws of descent and distribution.

STOCK OPTION PLANS

     Under the Company's 1988 Amended and Restated Stock Option Plan ("1988 Plan"), 1994 Stock Option Plan ("1994 Plan"), and 1995 Stock Option Plan ("1995 Plan") (collectively the "Plans"), stock options to purchase up to 1,387,500, 250,000 and 500,000 shares, respectively, of common stock were originally authorized to be granted to employees, directors, and certain other persons. As of November 7, 1997, stock options covering 425,678, 240,000 and 458,288 shares of common stock were outstanding under the 1988, 1994 and 1995 Plans, respectively, with a weighted average exercise price of $8.04 per share, and 30,669 and 30,213 shares were available for issuance upon exercise of options which may be granted in the future under the 1988 and 1995 Plans, respectively (no shares are available under the 1994 Plan which are not currently subject to outstanding options). In addition, as of November 7, 1997, stock options to purchase up to 13,507 shares of common stock were outstanding under the Company's 1985 Stock Option Plan (the "1985 Plan"). The 1985 Plan has expired, but options currently outstanding remain exercisable until they are exercised or expire on an individual basis.

     Options under the Plans may either be incentive stock options or non-qualified stock options. Options under the Plans may be granted for a term not to exceed ten years (five years with respect to incentive stock options granted to any person having 10% or more voting power of the Company) and are not transferable other than by will or the laws of descent and distribution. Incentive stock options may be exercised within 90 days after the optionee's termination of employment (to the extent exercisable prior to such termination), and one year after the optionee's disability. The exercise price of the options under the Plans must be at least equal to the fair market value of the common stock on the date of grant, or 110% of such value for incentive stock options granted to any person having 10% or more of the voting power of the Company.
The aggregate fair market value of the common stock for which any employee may be granted incentive stock options which first become exercisable in any one calendar year may not exceed $100,000. Options may be exercised by payment of cash or by tender of shares of common stock (valued at their then current market value). The Plans are administered by the Compensation Committee of the Board of Directors.

     On October 17, 1997, the Company's Board of Directors adopted the 1997 Non-Qualified Stock Option Plan (the "1997 Non-Qualified Plan"). Under the 1997 Non-Qualified Plan, non-qualified stock options to purchase up to 250,000 shares of common stock may be granted to non-officer employees and to officers as an inducement to employment. No stock options are currently outstanding under the 1997 Non-Qualified Plan. Options under the 1997 Non-Qualified Plan may be granted for a term not to exceed ten years and are not transferable other than by will or the laws of descent and distribution. The exercise price of the options under the 1997 Non-Qualified Plan must be at least equal to the fair market value of the common stock on the date of grant. Options may be exercised by payment of cash or by tender of shares of common stock (valued at their then current market value). The 1997 Non-Qualified Plan is administered by the Compensation Committee of the Board of Directors.

     On July 18, 1997, the Company's Board of Directors adopted the 1997 Stock Option Plan, authorizing the grant of incentive stock options and non-qualified stock options to employees, directors and certain other persons. No options have been granted under the 1997 Stock Option Plan. Shareholder approval of the 1997 Stock Option Plan is being sought in connection with this Proxy Statement. See "Item 2 - 1997 Stock Option Plan."

 STOCK OPTION GRANT TABLE

     The following table sets forth certain information concerning options granted to the named executive officers during the Company's fiscal year ended June 30, 1997:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                       Number of      Percent of                                  Potential Realizable Value
                                         Shares     Total Options                                 at Assumed Annual Rates of
                                       Underlying     Granted to    Exercise or                  Stock Price Appreciation for
                                        Options      Employees in    Base Price    Expiration           Option Term*
               Name                     Granted      Fiscal Year      ($/Sh)          Date           5%($)          10%($)
               ----                    ----------   -------------    ----------    ----------    ------------    ------------
Dr. W. B. Barker......................  30,000          8.4%          $7.625         9/26/06       $143,861        $364,559

Walter D. Warren......................  20,000          5.6%           7.625         9/26/06         95,907         243,039

Gregory T. Skalla.....................  25,000          7.0%           7.625         9/26/06        119,884         303,799

Haig A. Sarkissian....................  25,000          7.0%           7.625         9/26/06        119,884         303,799

------------------------
* As required by rules of the SEC, potential values stated are based on the assumption that the Company's common stock will appreciate in value from the date of the grant to the end of the option term (ten years from the date of grant) at annualized rates of 5% and 10% (total appreciation of approximately 63% and 159%), respectively, and therefore are not intended to forecast possible future appreciation, if any, in the price of the common stock. The exercise price of each option equals the fair market value of the common stock on the grant date.

STOCK OPTION EXERCISES AND HOLDINGS TABLE

     The following table shows stock options exercised by the named executive officers during the fiscal year ended June 30, 1997, including the aggregate value of gains on the date of exercise. In addition, the table includes the number of shares covered by both exercisable and non-exercisable stock options as of June 30, 1997. Also reported are the values of "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the common stock price as of June 30, 1997.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR END OPTION VALUE


                                                                             Number of
                                                                        Unexercised Options      Value of Unexercised In-the-Money
                                   Shares Acquired       Value          at Fiscal Year-End (#)      Options at Fiscal Year-End ($)
              Name                 on Exercise (#)    Realized ($)     Exercisable/Unexercisable      Exercisable/Unexercisable
              ----                 ---------------    ------------     -------------------------   --------------------------------
Dr. W. B. Barker................        10,000          $ 30,000           265,000 / 145,000                $828,125 / $513,155

Walter D. Warren................             -                 -             61,696 / 46,915                 371,164 / 270,379

Gregory T. Skalla...............             -                 -             27,500 / 43,750                 168,815 / 254,861

Haig A. Sarkissian..............        12,500           112,500                  0 / 62,500                       0 / 451,563

----------------------------
* Values stated are based on the last sale price of $12.75 per share of the Company's common stock on June 30, 1997, the last trading day of the fiscal year, and equal the aggregate amount by which the market value of the option shares exceeds the exercise price of such options at the end of the fiscal year.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the fiscal year ended June 30, 1997, Messrs. Blanchard, Grumbles (since December 1996), Kenny (until December 1996), and Gumucio served on the Company's Compensation Committee.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Messrs. Blanchard, Grumbles, and Gumucio in their capacity as the Board's Compensation Committee determine the cash and other incentive compensation, if any, to be paid to the Company's executive officers and key employees, and are responsible for the administration and award of stock options under the Company's stock option plans. Each member of the Compensation Committee is a non-employee director of the Company within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934.

     Set forth below is a report submitted by the Compensation Committee addressing the Company's compensation policies for fiscal 1997 as they affected Dr. W. B. Barker, and as they affected Haig Sarkissian, Walter D. Warren, and Gregory T. Skalla, the three executive officers other than Mr. Barker who, for fiscal 1997, were the Company's most highly paid executives (collectively with Dr. Barker, the "Senior Executives").

COMPENSATION PHILOSOPHY

     The Compensation Committee's compensation policies are designed to provide levels of compensation that align base salaries with the Company's annual and long-term performance goals, recognize individual performance and achievements, and assist the Company in attracting and retaining qualified executives. Target levels of the Senior Executives' overall compensation are intended to be at the median of the compensation paid to senior executives of companies in the Company's industry which have attained a size comparable to that forecasted by the Company in the Company's strategic plan ("comparable companies"), but amounts paid are contingent upon the Company's annual and long-term operating performance. As a result, in any particular year, the Company's Senior Executives may be paid more or less than the executives of the comparable companies, depending upon the Company's actual performance.

     The Compensation Committee also endorses the position that stock ownership by management and stock-based incentive compensation arrangements are beneficial in aligning managements' and shareholders' interests in the enhancement of shareholder value.

     Compensation paid to the Company's Senior Executives in fiscal 1997 consisted primarily of three elements: base salary, cash bonuses and stock options. The Compensation Committee's increasing emphasis on tying compensation to performance criteria is reflected in the components of compensation received by the Senior Executives in fiscal year 1997 as reflected in the summary compensation table which precedes this report.

     Base salaries. The base salaries paid to new management employees are determined initially by evaluating the responsibilities of the position held and the experience of the individual, and include references to the competitive marketplace for management talent and comparison of base salaries for comparable positions at comparable companies. Subject to an existing contractual arrangement specifying a minimum annual base salary, Dr. Barker's periodic salary adjustments are determined by evaluating the competitive marketplace, the performance of the Company, and, to a certain extent, subjective measures of Dr. Barker's performance.

     Annual Bonuses. The Company has existing management incentive programs in which Senior Executives participate. Performance objectives are set for both the Company and for individual performance of the Senior Executives which form the criteria on which the actual payments of cash bonuses are based. In determining the actual cash bonuses paid to Senior Executives, the actual financial performance relative to the Annual Operating Plan and the accomplishment of individual performance objectives are weighted equally. In fiscal 1997, because of the Company's disappointing operating results, no discretionary bonuses were paid to the Senior Executives, regardless of individual performance.

     Stock Option Grants. Stock options are granted from time to time in order to promote the interest of the Company and its shareholders by providing an effective means to attract, retain and increase the commitment of certain individuals and to provide such individuals with additional incentive to contribute to the success of the Company. In fiscal 1997, stock options were granted to retain and increase the commitment of existing employees and to attract additional personnel to the Company.

     Chief Executive Officer Compensation. The compensation paid to the Chief Executive Officer differed from the other Senior Executives in two areas: base salary and method of computation of cash bonus. Dr. Barker's base salary was higher than the other Senior Executives of the Company and considered to be in line with the base salaries of other chief executive officers of comparable companies. Additionally, his target bonus was 50% of his base salary. The differences in the Chief Executive Officer's compensation compared with that of the other Senior Executives was attributable to the additional responsibilities associated with that position.

     The Compensation Committee welcomes written comment from the Company's shareholders concerning these programs. Comments should be marked "personal and confidential" and addressed to the Compensation Committee of the Board of Directors, DATA RACE, Inc., 12400 Network Blvd., San Antonio, Texas 78249.

     This Report on Executive Compensation is made by and on behalf of the Company's Compensation Committee.

                              Respectfully submitted,

                              THE COMPENSATION COMMITTEE
                              Jeffrey P. Blanchard, George R. Grumbles, and Marcelo A. Gumucio

                            STOCK PERFORMANCE GRAPH

     The following graph compares the percentage change in the cumulative total shareholder return on the Company's common stock compared with the cumulative total return of the Nasdaq National Market Index and the Telephone and Telegraph Apparatus Industry Index (SIC Code 3661 Index) for the period of October 7, 1992 through June 30, 1997. The Company's common stock began trading on the Nasdaq National Market on October 7, 1992, the date of the Company's initial public offering. In previous years, the Company compared the cumulative total shareholder return on the its common stock to the following industry representative peer companies: (1) Microcom Inc., (2) Penril Datacomm Networks,
(3) U.S. Robotics Inc., (4) Xircom, Inc., and (5) Zoom Telephonics Inc. However, during the fiscal year ended June 30, 1997, Microcom Inc. was acquired by Compaq Computer, Penril Datacomm Networks was acquired by Bay Networks, and U.S. Robotics Inc. was acquired by 3Com Corporation. As a result of these acquisitions, the industry representative peer companies used in the past no longer provide a meaningful comparison against the cumulative total shareholder return on the Company's common stock. Therefore, in the future, the Company will compare the total cumulative shareholder return on the Company's common stock to the cumulative total return of the Telephone and Telegraph Apparatus Industry Index (SIC Code 3661 Index). However, as required, the following graph also shows the cumulative total return of the the two remaining industry representative peer group companies used in previous years, Xircom, Inc. and Zoom Telephonics Inc., for the period of October 7, 1992 through June 30, 1997. The comparison graph assumes $100 invested on October 7, 1992, in the Company's common stock and each index.


                     COMPARISON OF CUMULATIVE TOTAL RETURN
                  OF COMPANY, INDUSTRY INDEX AND BROAD MARKET


                              FISCAL YEAR ENDING
COMPANY                 1992      1993      1994      1995      1996      1997

DATA RACE INC           100      115.25     37.29     72.03     45.34     86.44
SIC CODE INDEX          100      157.36    157.57    255.32    359.59    434.74
BROAD MARKET            100      121.53    133.27    156.30    196.75    237.01
CUSTOM PEER GROUP       100      160.77    133.41     92.78    146.85    112.01

                                     ITEM 2
                             1997 STOCK OPTION PLAN

GENERAL

     Effective July 18, 1997, the Board of Directors unanimously adopted the DATA RACE, Inc. 1997 Stock Option Plan (the "1997 Option Plan") and directed that the 1997 Option Plan be submitted to the shareholders for their approval. The following summary of the 1997 Option Plan is qualified in its entirety by reference to the text of such Plan, which is set forth in Appendix A.

SUMMARY OF THE 1997 OPTION PLAN

     Under the 1997 Option Plan, options to purchase up to 500,000 shares of Common Stock may be granted to employees and directors of, and consultants and advisors to, the Company or any subsidiary corporation or entity. The 1997 Option Plan is intended to permit the Company to retain and attract qualified individuals who will contribute to its overall success. Shares that by reason of the expiration of an option (other than by reason of exercise) or which are no longer subject to purchase pursuant to an option granted under the 1997 Option Plan may be reoptioned thereunder. The 1997 Option Plan will be administered by the Compensation Committee (the "Committee"), consisting of non-employee directors. The Committee will set the specific terms and conditions of options granted under the 1997 Option Plan. In addition to the automatic grants to outside directors, as described below, the Committee is entitled to receive non-qualified stock options in such amounts and on such terms as the full Board of Directors may determine.


     The Company's employees will be eligible to receive either incentive stock options or non-qualified stock options or a combination of both, as the Committee determines. Non-employee participants may be granted only non-qualified stock options. Stock options may be granted for a term not to exceed ten years (five years with respect to a holder of 10% or more of the Company's shares in the case of an incentive stock option) and are not transferable other than by will or the laws of descent and distribution. Each option may be exercised within the term of the option pursuant to which it is granted (so long as the optionee, if an employee, continues to be employed by the Company). In addition, unless a shorter period is specified in a particular option agreement, an option may be exercised within 90 days after the termination of employment of the optionee (subject to any limitations in the particular option), within one year after termination in case of termination because of disability, or throughout the term of the option in the event of the optionee's death, to the extent in each case the option was exercisable at the termination date. Upon a change of control (as defined in the 1997 Option Plan) all outstanding options, to the extent not vested, will automatically vest and become exercisable in full.

     The exercise price of all non-qualified stock options must be at least equal to 100% of the fair market value of a share of common stock on the date of grant. The exercise price of all incentive stock options must be at least equal to 100% of the fair market value of a share of common stock on the date of grant, or 110% of the fair market value with respect to any incentive stock option issued to a holder of 10% or more of the Company's shares. Stock options may be exercised by payment in cash of the exercise price with respect to each share to be purchased or by delivering common stock of the Company already owned by such optionee with a market value equal to the exercise price, or by a method in which a concurrent sale of the acquired stock is arranged, with the exercise price payable in cash from such sale proceeds.

     The 1997 Option Plan provides that each outside director (as defined therein) will automatically receive a grant of 2,500 non-qualified stock options each year on the fifth business day following the first public release of the Company's earnings report on results of operations for the preceding fiscal year. Each such option will become exercisable on the first anniversary of the award and remain exercisable through the balance of its ten-year term. Subject to availability of shares allocated to the 1997 Option Plan and not already reserved for other outstanding stock options, outside directors who join the Board in the future will in addition receive an initial grant of non-qualified options for 20,000 shares, which will become exercisable in four equal increments beginning on the first anniversary of the award and on each of the next three succeeding anniversary dates. Such options will be for a term of ten years. Options, once granted and to the extent exercisable, will remain exercisable throughout their term, regardless of whether the director continues to serve as a director. The option exercise price of the options is equal to 100% of the fair market value of the covered shares of common stock at the time of grant. The options granted automatically to outside directors pursuant to the 1997 Option Plan are in lieu of, and not in addition to, any additional options (excluding currently outstanding options) which would otherwise have been granted automatically to outside directors pursuant to the Company's 1995 Stock Option Plan. Consequently, upon approval of the 1997 Option Plan, the portion of the Company's 1995 Stock Option Plan providing for automatic grants to outside directors shall be deemed eliminated from such Plan.

     The 1997 Option Plan will terminate on July 18, 2007. The Board of Directors may, however, terminate the 1997 Option Plan at any time prior to such date. Termination of the 1997 Option Plan will not alter or impair, without the consent of the optionee, any of the rights or obligations pursuant to any option granted under the 1997 Option Plan.

FEDERAL  INCOME TAX CONSEQUENCES

     The following is a general description of the federal income tax consequences of options granted and exercised under the 1997 Option Plan based upon present tax law which is subject to change. Each optionee should consult with his or her own tax advisor with respect to the specific tax treatment of his or her particular transactions under the Plan.

     INCENTIVE STOCK OPTIONS

     Incentive options issued to employees under the 1997 Option Plan are intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended from time to time (the "Code"). These options may only be issued to employees.

     Grant and Exercise. The granting of an incentive stock option is a non-taxable event. The exercise of an incentive stock option is also a non-taxable event provided the option is exercised during the employment of the optionee or within three months after the optionee's employment has been terminated; however, the "spread" between the fair market value of the optioned stock and the exercise price is an adjustment to alternative minimum taxable income and may be subject to the alternative minimum tax as discussed below.

     Disposition. The optionee will recognize gain or loss in the year in which the shares purchased under an incentive option are sold or otherwise made the subject of disposition. Generally, a disposition of the purchased shares will include any transfer of legal title, including a transfer by sale, exchange or gift, but it will not include (i) a transfer into joint ownership with right of survivorship if the optionee remains one of the joint owners, (ii) a pledge, or
(iii) a transfer by bequest or inheritance.

     For federal income tax purposes, dispositions of incentive option shares are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition of the purchased shares will occur if the sale or other disposition is made after the optionee has held such shares for more than two years after the date the option is granted and more than one year after the date the particular shares involved in the disposition are transferred to the optionee. If the optionee fails to satisfy either of these two holding periods prior to the sale or other disposition of the purchased shares, then a disqualifying disposition will result.

     Upon a qualifying disposition, the optionee will recognize gain or loss in an amount equal to the amount realized upon the sale or disposition, less the exercise price paid for such shares. Any gain recognized upon such disposition will generally be subject to capital gain treatment. Upon a disqualifying disposition, the optionee will recognize ordinary income in the year of disposition in an amount equal to the excess of the fair market value of such shares on the date of exercise over the exercise price paid for such shares. If the disqualifying disposition is effected by means of an arms-length sale or exchange to an unrelated party, the ordinary income will be limited to the amount by which the amount realized, or the fair market value at the date of exercise, whichever is less, exceeds the exercise price. The amount of ordinary income recognized is added to the basis of the stock for purposes of determining the additional gain, if any, on the disposition of the shares. If additional gain is recognized, it will be subject to capital gain treatment.

     Payments in Common Stock. Treasury Regulations provide the following guidelines with respect to the delivery of shares of common stock in payment of the exercise price of an incentive stock option:

          (a) Delivered Shares-The use of shares of common stock acquired upon the exercise of an earlier- granted incentive option to exercise an outstanding incentive option will constitute a "disqualifying disposition" of the delivered shares if such shares have not been held long enough to satisfy the requisite two-year and one-year holding periods applicable to incentive options. Such a disposition will generally render the optionee subject to ordinary income taxation on the difference between (i) the fair market value of the delivered shares at the time of their original purchase and (ii) the purchase price paid for such shares. In all other cases, no taxable income will be recognized with respect to the delivered shares.

          (b) Purchased Shares-No Disqualifying Disposition. If an incentive stock option is exercised with (i) shares of common stock acquired under an incentive option and held for the requisite holding periods prior to delivery, (ii) shares of common stock acquired under a non-qualified option, or (iii) shares of common stock acquired through open-market purchases, then the optionee will not recognize any taxable income with respect to the shares of common stock purchased upon exercise of the incentive stock option. To the extent the purchased shares equal in number the shares of common stock delivered in payment of the option price, the new shares will have the same basis and holding period as the delivered shares. The balance of the purchased shares will have a zero basis for tax purposes, and their holding period will commence on the date these shares are transferred to the optionee. However, all the purchased shares will be subject to the "disqualifying disposition" rules applicable to incentive options, and the two-year and one-year holding periods will be measured, respectively, from the date the incentive option was granted and the date it was exercised.

          (c) Purchased Shares-Disqualified Disposition. If the delivery of shares acquired under an incentive option results in a disqualifying disposition pursuant to the principles of paragraph (a) above, then the tax basis and holding periods for the new shares transferred to the optionee upon exercise of the incentive option will be determined as follows:

               1. To the extent the number of new shares equals the number of delivered shares as to which there was a disqualifying disposition, the basis for such shares will be equal to the fair market value of the delivered shares at the time they were originally purchased and the holding period for these shares will, except for disqualifying disposition purposes, include the period for which the delivered shares were held; and

               2. To the extent the number of new shares exceeds the number of delivered shares, these shares will have a zero basis and a holding period measured from the date of exercise of the option.

     For disqualifying disposition purposes, all the shares received will be subject to the two-year and one-year holding period requirements for incentive option shares, measured, respectively, from the date the incentive option was granted and the date it was exercised.

     Special Rule. If the shares purchased under the incentive option are subject to a substantial risk of forfeiture, such as the insider trading restrictions of Section 16(b) of the Exchange Act, the amount of ordinary income recognized by the optionee upon a disqualifying disposition will be based upon the fair market value of such shares on the date such risk of forfeiture lapses rather than the date the option is exercised. In the absence of final Treasury regulations relating to incentive options, it is not certain whether such result can be avoided by making a conditional election pursuant to Section 83(b) of the Code at the time the incentive option is exercised.

     Federal Tax Rates. Ordinary income is subject to a maximum federal tax rate of 39.6% for dispositions occurring in 1997.

     Net capital gains are subject to a maximum federal tax rate of 28% for dispositions occurring in 1997 and, under the Taxpayer Relief Act of 1997, may be less depending on the optionee's tax bracket, the date the asset was sold, and the length of time the asset sold was held by the optionee.

     Alternative Minimum Tax. Unless the optionee makes a disqualifying disposition or his rights are not fully transferable or subject to a substantial risk of forfeiture, the amount by which the value of the optioned stock at the time of exercise exceeds the option price will increase the optionee's alternative minimum taxable income in the year the option is exercised. If the optionee makes a disqualifying disposition in the year in which the option is exercised, the maximum amount that will be included in alternative minimum taxable income is the gain on the disposition of the stock. Income triggered by a disqualifying disposition in a year other than the year of exercise will not affect the optionee's alternative minimum taxable income.

     The alternative minimum tax will generally be equal to 26% of the amount by which the optionee's taxable excess does not exceed $175,000 ($87,500 in the case of a married taxpayer who files a separate return) plus 28% of the amount by which the optionee's taxable excess exceeds $175,000 ($87,500 in the case of a married taxpayer who files a separate return). If the optionee's taxable excess consists of net capital gain, the rate applicable to such gain for purposes of computing the optionee's alternative minimum tax may be less under the Taxpayer Relief Act of 1997 depending on the optionee's tax bracket, the date the asset was sold, and the length of time the asset sold was held. The optionee's "taxable excess" is the amount by which the optionee's alternative minimum taxable income exceeds the optionee's exemption amount which is $45,000 for married individuals filing jointly, $33,750 for single individuals and $22,500 for married individuals filing separately.

     The allowable exemption from the alternative minimum tax is reduced by 25% of the excess of an individual's alternative minimum taxable income for the year over $150,000 for a married taxpayer filing a joint return, $112,500 for an unmarried taxpayer, and $75,000 for a married taxpayer filing a separate return.

     A married taxpayer who files a separate return must increase his alternative minimum taxable income by the lesser of (i) 25% of the excess of alternative minimum taxable income (determined without regard to this sentence) over $165,000 or (ii) $22,500.

     For purposes of determining an individual's alternative minimum taxable income (but not regular taxable income) for any subsequent year in which the shares are sold, the basis of such shares will be their fair market value at the time the incentive stock option was exercised. If an individual pays alternative minimum taxes for one or more taxable years after December 31, 1986, the amount of such taxes (subject to certain adjustments and reductions) will be applied as a partial credit against the individual's regular tax liability (but not alternative minimum tax liability) for subsequent taxable years.

     Employer Deduction. If the optionee makes a disqualifying disposition and the Company complies with the income tax withholding rules, then the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the amount by which the fair market value of such shares on the date of exercise exceeded the option exercise price. Under proposed regulations issued by the United States Treasury Department, the withholding requirement would be deemed met if the Company satisfies the applicable reporting requirements even if no cash or property is actually withheld. However, these proposed regulations have not been finalized and are currently not in effect.

     NON-QUALIFIED STOCK OPTIONS

     Options issued under the 1997 Option Plan which are intended not to qualify as incentive stock options are referred to herein as "non-qualified stock options."

     The taxability of non-qualified stock options is governed by Section 83 of the Code. The recipients of non-qualified stock options will not be taxed upon the grant of such options, because such options, which will not be actively traded on an established market, have no readily ascertainable fair market value. The optionee will, in general, recognize ordinary income in the year in which the non-qualified option is exercised, equal to the excess of the fair market value of the purchased shares at the date of exercise over the exercise price, and the optionee, if an employee, will be required to satisfy the income tax withholding requirements. If the shares purchased by an optionee are subject to the insider trading restrictions of Section 16(b) of the Exchange Act, taxation of the income may be deferred from the date of exercise to the date the optionee becomes free to sell the shares without liability under
Section 16(b). An optionee subject to Section 16(b) restrictions may, however, elect under Section 83(b) of the Code to include as ordinary income in the year of exercise the fair market value of the shares received on the date of exercise. The Section 83(b) election must be made within 30 days following the date the non-qualified stock option is exercised, and if made, the optionee will not recognize additional income at the time the shares may first be sold free of the Section 16(b) restrictions. The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee in connection with the exercise of the non-qualified option, provided the Company complies with applicable income tax withholding requirements. The deduction will, in general, be allowed for the same taxable year in which ordinary income is recognized by the optionee.

     If the option price under any non-qualified option is paid in the form of shares of common stock previously acquired either upon the exercise of stock options (incentive, if held for the requisite holding period, or non-qualified) or through open-market purchases, then the optionee will not recognize any taxable income to the extent that the shares of common stock received upon the exercise of the option equal the number of shares of common stock delivered in payment of the option price. For federal income tax purposes, these newly acquired shares will have the same basis and holding period as the delivered shares. The fair market value of additional shares of common stock received upon the exercise of the non-qualified option will, in general, have to be reported as ordinary income for the year of exercise. These additional shares will have a tax basis equal to such fair market value, and their holding period will, in general, be measured from their date of transfer to the optionee.

VOTE REQUIRED

     The affirmative vote of a majority of the shares of common stock present and entitled to vote at the Meeting is required to approve the 1997 Option Plan. The enclosed form of Proxy provides a means for shareholders to vote for the 1997 Option Plan, to vote against it or to abstain from voting with respect to it. Each Proxy received in time for the Meeting will be voted as specified therein. IF A SHAREHOLDER EXECUTES AND RETURNS A PROXY, BUT DOES NOT SPECIFY HOW THE SHARES REPRESENTED BY SUCH SHAREHOLDER'S PROXY ARE TO BE VOTED, SUCH SHARES WILL BE VOTED FOR THE APPROVAL OF THE 1997 OPTION PLAN. In determining whether this Item has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against this proposal. Broker non-votes will not be counted and will have no effect.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" APPROVAL OF THE 1997 STOCK OPTION PLAN.

                                    ITEM 3

                       APPROVAL OF SECURITIES ISSUANCES

On November 12, 1997, the Company completed the first closing of a private placement (the "Private Placement") of its Series C Convertible Participating Preferred Stock ("Preferred Stock") and Stock Purchase Warrants ("Warrants") with four institutional investment firms (the "Investors"), at an aggregate price of $5,000,000. At such time, the Investors agreed, subject to the Company's satisfaction of certain conditions (including shareholder approval of the proposal described herein), to purchase at a second closing, on or before January 29, 1998, additional shares of Preferred Stock and Warrants at an aggregate price of $3,000,000. The Preferred Stock and Warrants and underlying shares of the Company's Common Stock ("Common Stock") have been and will be sold in reliance upon Regulation D promulgated under the Securities Act of 1933, as amended.

The Board of Directors is requesting that the shareholders approve certain issuances of Common Stock in connection with the Private Placement in accordance with rules of the National Association of Securities Dealers, Inc. ("NASD") applicable to Nasdaq National Market issuers.

As described below, shareholder approval of this proposal is a condition to the Company's receipt of $3,000,000 in the second closing of the Private Placement. In addition, failure to obtain such approval may result in the payment of cash by the Company to fund certain redemption obligations with respect to the Preferred Stock and Warrants.

BACKGROUND OF INVESTMENT TRANSACTION

The Company has incurred and continues to incur negative cash flows from operations, primarily due to significant expenditures in advance of revenues for the Company's new Be There! personal multiplexer product line. Until such time as the Company returns to positive cash flow from operations, the Company's ability to sustain operations, fund the development and marketing of new products, including the Be There! personal multiplexer, and make future capital expenditures, is highly dependent on its ability to raise additional capital. Accordingly, the Board of Directors believes that the Private Placement was and is in the shareholders' best interests. The Company intends to use the proceeds from the Private Placement to promote its Be There! personal multiplexer product line and for general corporate working capital.

ADDITIONAL TERMS OF THE PRIVATE PLACEMENT

The Preferred Stock issued in the Private Placement does not bear dividends; has a stated value of $1,000 per share and a liquidation preference of $1,000 per share plus an 8% annual premium; is non-voting except in limited circumstances; ranks junior to the 1997 Series A Convertible Preferred Stock and senior to the Company's Common Stock in liquidation; and is redeemable by the Company at the option of each holder upon the failure of the Company to obtain shareholder approval of the Securities Issuances described below. In addition, the Preferred Stock is redeemable at the option of each holder upon the occurrence of certain major corporate transactions, the failure to register the shares of Common Stock issuable pursuant to the Private Placement, or the breach of certain representations, warranties or covenants of the Company under the Private Placement documents.

The Preferred Stock is convertible into Common Stock at the option of each holder beginning on the earlier of (i) three months after the issuance date or
(ii) the effective date of the registration statement covering the shares of Common Stock issuable pursuant to the

Private Placement, at a conversion price equal to the lesser of (a) a fixed price equal to 120% of the average of the closing bid prices of the Common Stock for the five trading days preceding the issuance date (the "Fixed Conversion Price ") or (b) a floating conversion price equal to 100% (subject to downward adjustment if the Common Stock is not listed for trading on certain markets) of the average of the three lowest closing bid prices for the Common Stock over the 22 trading days preceding the conversion date. The initial Fixed Conversion Price is $6.435. If the average of the closing bid prices of the Common Stock for the five trading days preceding the effective date of the registration statement covering the shares of Common Stock issuable in the Private Placement is less than 90% of the average of the closing bid prices of the Common Stock for the five trading days preceding the issuance date of the Preferred Stock, then the Fixed Conversion Price will be reduced to a price equal to 120% of such lower five-day average price. Subject to certain limitations, all Preferred Stock outstanding 24 months after the issuance date will convert automatically into Common Stock at the then-applicable conversion price. The number of shares of Common Stock issuable upon conversion of a share of Preferred Stock will equal the share's stated value of $1,000, plus an 8% annual premium, divided by the applicable conversion price.

The Warrants issued at the first closing are exercisable for an aggregate of 139,861 shares of Common Stock at a price of $6.435 per share. The Warrants to be issued at the second closing will be exercisable for an aggregate number of shares of Common Stock equal to 15% of the purchase price of the Preferred Stock purchased at the second closing, divided by the average closing price of the Common Stock for the five trading days preceding the issuance date, at a price equal to the Fixed Conversion Price of the Preferred Stock purchased on such date. The Warrants become exercisable in two equal installments on 150 days from the date of issuance, and 270 days from the date of issuance, but only in the same proportion which the number of shares of Preferred Stock then outstanding bears to the number of shares of Preferred Stock initially issued. The Warrants expire three years after the date of issuance.

Subject to certain exceptions, the investors are prohibited from effecting short sales of the Company's Common Stock during the six-month period following the initial closing of the Private Placement.

THE SECURITIES ISSUANCES

Pursuant to Rule 4460(i) of the NASD, issuers of securities listed on The Nasdaq National Market must obtain shareholder approval prior to issuing shares of common stock (or securities convertible into or exercisable for common stock), in a private placement, equal to 20% or more of the common stock outstanding prior to the issuance, at a price less than the greater of book or market value of the stock. The issuance of Common Stock upon conversion of the Preferred Stock and exercise of the Warrants could, under certain circumstances (depending on the then-applicable conversion price of the Preferred Stock), result in the issuance of 20% or more of the outstanding Common Stock of the Company immediately prior to the Private Placement. Accordingly, the Company is seeking shareholder approval of the issuance of the shares of Common Stock in the Private Placement upon conversion of the Preferred Stock and exercise of the Warrants (the "Securities Issuances").

In the absence of shareholder approval, the aggregate number of shares of Common Stock that are issued at a discount from the market price pursuant to the Private Placement may not exceed 1,108,335 shares (representing 19.99% of the outstanding shares of Common Stock on November 12, 1997). Any Preferred Stock which may not be converted or Warrants which may not be exercised because of such limitation must be redeemed by the Company for cash. In addition, shareholder approval is a condition to the second closing of the Private Placement.

Approval of the Securities Issuances would authorize the Company to issue more than 1,108,335 shares of Common Stock pursuant to the Private Placement. It is possible that the current shareholders could incur significant dilution in the value of their shares. Shareholders should therefore consider the potential dilution before approving the Securities Issuances. However, if the shareholders do not approve the Securities Issuances, the lack of additional cash to be received in the second closing (subject to the other conditions described above) and the cash requirements to fund the potential redemption of shares of Preferred Stock and Warrants could have a material adverse effect on the Company's ability to sustain operations, fund the development and marketing of new products, including the Be There! personal multiplexer, and make future capital expenditures.

VOTE REQUIRED

The affirmative vote of a majority of the shares of common stock present and entitled to vote at the Meeting is required to approve the Securities Issuances. The enclosed form of Proxy provides a means for shareholders to vote for the approval of the Securities Issuances, to vote against it or to abstain from voting with respect to it. Each Proxy received in time for the Meeting will be voted as specified therein. IF A SHAREHOLDER EXECUTES AND RETURNS A PROXY, BUT DOES NOT SPECIFY HOW THE SHARES REPRESENTED BY SUCH SHAREHOLDER'S PROXY ARE TO BE VOTED, SUCH SHARES WILL BE VOTED FOR THE APPROVAL OF THE SECURITIES ISSUANCES. In determining whether this Item has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against this proposal. Broker non-votes will not be counted and will have no effect.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE ISSUANCES SECURITIES.

                                     ITEM 4

                    RATIFICATION OF SELECTION OF ACCOUNTANTS

     The Board of Directors has selected KPMG Peat Marwick LLP as the independent accountants of the Company for fiscal 1998. KPMG Peat Marwick LLP has served as the independent accountants of the Company since June 1989. A representative of KPMG Peat Marwick LLP will be present at the Meeting, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" RATIFICATION OF THE SELECTION OF KPMG PEAT MARWICK LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR FISCAL 1998. The affirmative vote of a majority of the shares of common stock present and entitled to vote is required to ratify the selection of the Company's accountants. The enclosed form of Proxy provides a means for shareholders to vote for the ratification of selection of independent accountants, to vote against it or to abstain from voting with respect to it.
IF A SHAREHOLDER EXECUTES AND RETURNS A PROXY, BUT DOES NOT SPECIFY HOW THE SHARES REPRESENTED BY SUCH SHAREHOLDER'S PROXY ARE TO BE VOTED, SUCH SHARES WILL BE VOTED FOR THE RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS. In determining whether this item has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against this Item. Broker non-votes will not be counted and will have no effect.

                                 OTHER MATTERS

     The Company's management knows of no other matters that may properly be, or which are likely to be, brought before the meeting. However, if any other matters are properly brought before the meeting, the persons named in the enclosed proxy, or their substitutes, will vote in accordance with their best judgment on such matters.

                             SHAREHOLDER PROPOSALS

     The Company intends to conduct the next annual meeting for stockholders in October 1998. Proposals by shareholders intended to be presented at the annual meeting to be held in 1998 must be received by the Company by June 15, 1998 to be included in the Company's proxy statement and form of proxy relating to that meeting. Such proposals should be addressed to the Secretary of the Company at the address indicated in this Proxy Statement.

                     COST AND METHOD OF PROXY SOLICITATION

     The accompanying Proxy is being solicited on behalf of the Board of Directors of the Company. The expense of preparing, printing and mailing the form of Proxy and the material used in the solicitation thereof will be borne by the Company. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by directors, officers and employees of the Company, and also by a proxy solicitation firm engaged for such purpose. In the event a proxy solicitation firm is engaged, the Company will pay to such firm customary fees for the firm's services and will bear the firm's reasonable out-of-pocket expenses. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for forwarding of solicitation materials to the beneficial owners of stock held by such persons, and the Company may reimburse them for reasonable outofpocket expenses incurred by them in connection therewith.


                              BY ORDER OF THE BOARD OF DIRECTORS
                              GREGORY T. SKALLA, SECRETARY

                                                                      APPENDIX A

                                DATA RACE, INC.

                             1997 STOCK OPTION PLAN



     1.  PURPOSE.  The purpose of this Plan is to promote the interest of Data
         -------
Race, Inc. (the "Company") and its shareholders by providing an effective means to attract, retain and increase the commitment of certain individuals and to provide such individuals with additional incentive to contribute to the success of the Company.

     2.  ELIGIBILITY.  Options may be granted under the Plan to directors and
         -----------
employees of, and advisors and consultants to, the Company, or of any parent or subsidiary of the Company (if any) provided, however, in the case of consultants or advisors, that such grant be in consideration of bona fide services rendered by such consultant or advisor and such services not be in connection with the offer or sale of securities in a capital-raising transaction. The Committee (defined below) shall select from such eligible class the individuals to whom Options shall be granted from time to time.

     3.  ADMINISTRATION OF THE PLAN.  The Plan shall be administered by a
         --------------------------
committee (the "Committee") consisting of at least two outside "non-employee directors," as defined in Rule 16b-3 ("Rule 16b-3") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). A quorum of such Committee shall consist of a majority of the members of such Committee, or as may be otherwise provided in the Company's bylaws. The Committee shall hold meetings at such times and places and conduct its business at such meetings as it may determine, subject to any express provisions of the Company's bylaws. Acts of a majority of the Committee members attending at a meeting at which a quorum is present, or such acts as are reduced to or approved in writing by the majority of the members of the Committee, shall be the valid acts of the Committee. The Committee shall from time to time in its discretion determine which individuals shall be granted Options, the amount of shares covered by such Options, and certain other specific terms and conditions of such Options subject to the terms and conditions contained herein, including outside director Options as set forth in Section 5(F). Notwithstanding anything in this Plan to the contrary, the full Board of Directors of the Company shall determine whether any member of the Committee shall be granted Nonqualified Stock Options (as defined below) under the Plan which are in addition to those automatically granted pursuant to Section 5(F), the terms and provisions of the respective agreements evidencing such options, the times at which such options shall be granted, and the number of shares of Common Stock subject to each such option and shall make all determinations under the Plan with respect to such options (which determinations of the Board of Directors shall be conclusive).

          The Committee shall have the sole authority and power, subject to the express provisions and conditions hereof, to construe this Plan and the Options granted hereunder, and to adopt, prescribe, amend, and rescind rules and regulations relating to this Plan, and to make all determinations necessary or advisable for administering this Plan. The Committee shall also have the authority and power to modify any provision of this Plan to render the Plan consistent with any amendments to Rule 16b-3 or Form S-8 of the Securities Act of 1933, as amended (the "Securities Act"), including amendments which permit the grant of Options on terms which are less restrictive than the terms set forth herein. The interpretation by the Committee of any provision of this Plan with respect to any incentive stock option granted hereunder shall be in accordance with section 422 of the

Internal Revenue Code of 1986 and the regulations issued thereunder, as amended from time to time (the "Internal Revenue Code"), in order that the incentive stock options granted hereunder ("Incentive Stock Options") shall constitute "incentive stock options" within the meaning of section 422 of the Internal Revenue Code. Options granted under the Plan which are not intended to be Incentive Stock Options are referred to herein as "Nonqualified Stock Options." The term "Options" as used herein shall refer to Incentive Stock Options and Nonqualified Stock Options, either collectively or without distinction. The interpretation and construction by the Committee, if any, of any provisions of the Plan or of any Option granted hereunder shall be final and conclusive. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted hereunder.

     4.  SHARES SUBJECT TO THE PLAN.  Subject to the provisions of Section 6,
         --------------------------
the number of shares subject to Options granted hereunder shall not exceed 500,000 shares of the Company's authorized but unissued or reacquired Common Stock (the "Common Stock"). Shares that by reason of the expiration, termination, cancellation or surrender of an Option are no longer subject to purchase pursuant to an Option granted under the Plan (other than by reason of exercise of such Option) may be reoptioned hereunder.

     5.  TERMS AND CONDITIONS.
         --------------------

         (A) OPTION PRICE. Each Option shall state the number of shares that may be purchased thereunder, shall expressly designate such Option as an Incentive Stock Option or a Nonqualified Stock Option, and shall state the option price per share (the "Option Price") which shall be paid in the manner specified in this Section 5(A) in order to exercise such Option. The Option Price shall not be less than 100% of the fair market value of the shares on the day the Option is granted with respect to any Incentive Stock Option granted hereunder, and not less than 100% of the fair market value of the shares on the date the Option is granted with respect to any Nonqualified Stock Option.

             For purposes of the Plan, the fair market value per share of the Common Stock on any date shall be deemed to be the closing price of the Common Stock on the principal national securities exchange on which the Common Stock is then listed or admitted to trading, if the Common Stock is then listed or admitted to trading on any national securities exchange. The closing price shall be the last reported sale price regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices regular way, as reported by said exchange. If the Common Stock is not then so listed on a national securities exchange, the fair market value per share of the Common Stock on any date shall be deemed to be the closing price (the last reported sale price regular way) in the over-the-counter market as reported by the NASDAQ National Market System, if the Common Stock closing price is then reported on the NASDAQ National Market System, or, if the Common Stock closing price of the Common Stock is not then reported by the NASDAQ National Market System, shall be deemed to be the mean of the highest closing bid and lowest closing asked price of the Common Stock in the over-the-counter market as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or, if the Common Stock is not then quoted by NASDAQ, as furnished by any member of the National Association of Securities Dealers, Inc. selected from time to time by the Company for that purpose. If no member of the National Association of Securities Dealers, Inc. furnishes quotes with respect to the Common Stock of the Company, such fair market value shall be determined by resolution of the Committee. Notwithstanding the foregoing provisions of this Section 5(A), if the Committee shall at any time determine that it is impracticable to apply the foregoing methods of determining fair market value, the

Committee is empowered to adopt other reasonable methods for such purpose. The Committee may, if it deems it appropriate, engage the services of an independent qualified expert or experts to appraise the value of the Common Stock.

             Options under the Plan may be exercised by payment of the Option Price in cash or, if the Common Stock is then registered under the Exchange Act and is then traded on NASDAQ or one or more securities exchanges, by delivery of the equivalent fair market value of Common Stock or by a "cashless exercise" procedure in which an Optionee is permitted to exercise an Option by arranging with the Company and his or her broker to deliver the appropriate Option Price from the concurrent market sale of the acquired shares, or a combination of the foregoing (subject to the discretion of the Committee). An employee's withholding tax due upon exercise of a Nonqualified Stock Option may be satisfied either by a cash payment or the retention from the exercise of a number of shares of Common Stock with a fair market value equal to the required withholding tax, as the Committee may permit.

             In addition, with respect to the exercise of any Nonqualified Stock Option, the Committee (or an authorized representative) shall advise the Optionee, upon receipt of notice of intent to exercise such Option, of the income tax withholding consequences to such Optionee of such exercise, the amount of the appropriate withholding tax and any other payments due by reason thereof. Such Optionee must satisfy all of the preceding payment requirements in order to receive stock upon exercise of such Option.

          (B) OPTION PERIOD.  Any Options granted pursuant to this Plan must be
              -------------
granted within ten years from the date the Plan was adopted by the Board of Directors of the Company (July 18, 1997).

             Each Option shall state the date upon which it is granted. Each Option shall be exercisable during such period as is provided under the terms of the Option, but in no event shall an Option be exercisable after the expiration of ten years from the date of grant. Except in the case of death or disability, Incentive Stock Options may be exercised within 90 days (or for such shorter period as may be specified in the particular Option) after termination of employment to the extent such Options were exercisable at the date of termination, and Nonqualified Stock Options may be exercised after termination of employment or other service to the Company for such period as may be specified in the particular Option. In the event of the disability of an Optionee, Incentive Stock Options may be exercised for up to one year after disability of the Optionee, to the extent exercisable prior to the date of disability. Nonqualified Stock Options may be exercised following the Optionee's death or disability and Incentive Stock Options may be exercised following the Optionee's death by such Optionee or by his or her estate, heirs, or devisees, as the case may be, for such period thereafter as may be specified in the particular Option.

          (C) ASSIGNABILITY.  An Option granted pursuant to this Plan shall be
              -------------
exercisable during the Optionee's lifetime only by the Optionee and shall not be assignable or transferable by the Optionee (except with the Committee's prior written approval, and only in any such additional circumstances as shall not affect the Plan's qualification with the requirements of the incentive stock option provisions of the Internal Revenue Code, the requirements of Rule 16b-3 under the Exchange Act, or the plan eligibility requirements for the use of Form S-8 of the Securities Act), and shall not be subject to levy, attachment or similar process. Upon any other attempt to transfer, assign, pledge or otherwise dispose of Options granted under this Plan, such Options shall immediately terminate and become null and void.

          (D) LIMIT ON 10% SHAREHOLDERS.  No Incentive Stock Option may be
              -------------------------
granted under this Plan to any individual who would, immediately after the grant of such Incentive Stock Option directly or indirectly own more than 10% of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary corporation unless (i) such Incentive Stock Option is granted at an Option Price not less than 110% of the fair market value of the shares on the date the Incentive Stock Option is granted, and (ii) such Incentive Stock Option expires on a date not later than five years from the date the Incentive Stock Option is granted.

          (E) LIMITS ON OPTIONS.  An individual may be granted one or more
              -----------------
Options, provided that the aggregate fair market value (determined as of the time the Option is granted) of Common Stock for which an individual may be granted Incentive Stock Options that are first exercisable in any calendar year (under all stock option plans of the Company and any parent or subsidiary corporations, if any) may not exceed $100,000.

          (F) OUTSIDE DIRECTORS OPTIONS.  Each outside director of the Company
              -------------------------
(that is, each director who is not also an employee of the Company) shall be automatically granted Nonqualified Options for 2,500 shares on an annual basis on the fifth business day following the first public announcement, filing or release of the Company's net income for the Company's preceding fiscal year. Such annually awarded Options shall become exercisable in whole or in part from time to time upon the first anniversary following the date of grant. In addition to such automatic annual awards, each new outside director elected or appointed to the Company's Board of Directors on or after the date of approval of the Plan by the shareholders of the Company shall receive upon such election or appointment an automatic award of Nonqualified Options for 20,000 shares of Common Stock, which shall become exercisable in four equal annual installments, beginning on the first anniversary of the date of grant. All of the foregoing Options, once granted and to the extent they have become exercisable, shall remain exercisable throughout their term, regardless of whether the holder continues to serve as a director, and such term shall expire on the tenth anniversary following the date of grant. To the extent any such Option is not yet exercisable upon termination of service, such Option shall be terminated. The Option Price for all such automatic awards shall be equal to 100% of the fair market value of the covered shares of Common Stock at the time of grant. The options granted to outside directors pursuant to this Section 5(F) shall be in lieu of, and not in addition to, any additional options (excluding currently outstanding options) which would otherwise have been granted to outside directors pursuant to the Company's 1995 Stock Option Plan adopted in October 1995. Accordingly, upon approval of this Plan by the shareholders of the Company, Section 5(F) of the 1995 Stock Option Plan (which provides for automatic grants to outside directors) shall be deemed eliminated from the terms of such Stock Option Plan. The provisions of this Plan regarding formula awards to outside directors shall not be amended more than once every six months thereafter, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder.

          (G) RIGHTS AS SHAREHOLDER.  An Optionee, or a transferee by will or
              ---------------------
inheritance of an Option, shall have no rights with respect to any shares covered by an Option until the date of the issuance of a stock certificate for such shares and the recording of such issuance upon the Company's stock ledger by its duly appointed, regular transfer agent. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to such date, except as provided in Section 6 hereof.

          (H) ADDITIONAL PROVISIONS.  The Options authorized under this Plan
              ---------------------
shall contain such other provisions as the Board or Committee shall deem advisable, including, without limitation, further restrictions upon the exercise of the Option. Any Incentive Stock Option shall contain such limitations and restrictions upon the exercise of the Option as shall be necessary in order that the Option shall be an "incentive stock option" as defined in section 422 of the Internal Revenue Code.

          (I) COMPLIANCE WITH SECURITIES LAWS.  At the time of exercise of any
              -------------------------------
Option, the Company may require the Optionee to execute any documents or take any action which may then be necessary to comply with the Securities Act and the rules and regulations adopted thereunder, or any other applicable federal or state laws regulating the sale and issuance of securities, and the Company may, if it deems necessary, include provisions in the Options to assure such compliance. The Company may from time to time change its requirements with respect to enforcing compliance with federal and state securities laws, including the request for, or insistence upon, letters of investment intent, such requirements to be determined by the Company in its judgment as necessary to assure compliance with said securities laws. Such changes may be made with respect to any particular Option or to any stock issued upon exercise thereof.

          (J) CHANGE OF CONTROL.  In the event of a proposed Change of Control
              -----------------
(as defined herein), the Company shall, to the extent practicable, give all Option holders notice thereof at least 20 days prior to the effective date of the Change of Control, and all Options granted hereunder shall become exercisable immediately prior to the effective date of the Change of Control (or if the Change of Control occurs without advance notice to the Company, immediately upon the effective date of the Change of Control) as to the full number of shares not previously purchased under such Options, without regard to stated periods and installments of exercisability, and such Options shall remain exercisable until their expiration or termination. If a Change of Control for which notice is given as provided herein does not occur, the Options granted hereunder shall continue (without becoming immediately exercisable) in accordance with their stated terms, and such proposed Change of Control shall have no effect. A "Change of Control," for purposes of this Plan, shall mean:
(i) the acquisition by a single entity or group of affiliated entities of more than 50% of the Common Stock issued and outstanding immediately prior to such acquisition; (ii) the dissolution or liquidation of the Company; or (iii) the consummation of any merger or consolidation of the Company or any sale or other disposition of all or substantially all of its assets, if the shareholders of the Company immediately before such transaction own, immediately after consummation of such transaction, equity securities (other than options and other rights to acquire equity securities) possessing less than 50% of the voting power of the surviving or acquiring corporation.

     6.  ADJUSTMENTS UPON CHANGES IN CAPITALIZATION.  In the event of any change
         ------------------------------------------
in the number of issued and outstanding shares of Common Stock which results from a stock split, reverse stock split, the payment of a stock dividend or any other change in the capital structure of the Company, such as a merger, consolidation, reorganization or recapitalization, the Committee shall appropriately adjust (a) the maximum number of shares which may be issued under this Plan, (b) the number of shares subject to each outstanding Option, and (c) the Option Price per share thereof, so that upon exercise of the Option the Optionee shall receive the same number of shares the Optionee would have received had the Optionee been the holder of all shares subject to such outstanding Options immediately before the effective date of such change in the number of issued shares of the Common Stock of the Company. Any such adjustment shall not result in or entitle the Optionee to the issuance of fractional shares. Instead, appropriate adjustments to any such Option and, in the aggregate, all other options of the Company of the same class (that is, Incentive Stock Options or Nonqualified Options) held by each Optionee shall be made so that such Option and other options of the same class, if any, held by any such Optionee cover the greatest whole number of shares of the Common Stock which does not exceed the number of shares which would be covered applying such adjustments in the absence of any restriction on the issuance of fractional shares. Any excess fractional share shall be redeemed in cash at the then-current fair market value of the Common Stock (determined as provided in Section 5(A) hereof) multiplied by the appropriate fraction of a share.

     7.  TERMINATION OR AMENDMENT OF THE PLAN.  The Board of Directors may at
         ------------------------------------
any time suspend, amend, or terminate this Plan. No amendment may be adopted without shareholder approval that will: (a) increase the number of shares of Common Stock which may be issued under this Plan; (b) materially modify the requirements as to eligibility for participation in this Plan, or (c) effect any other change requiring shareholder approval under the Internal Revenue Code. No amendment or termination of the Plan shall, without the consent of the Optionee, impair any rights under any Option previously granted under this Plan.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
           FOR AN ANNUAL MEETING OF SHAREHOLDERS ON JANUARY 12, 1998


  The undersigned hereby appoints Dr. W.B. Barker and Gregory T. Skalla, and each of them, proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote at the annual meeting and at any adjournment thereof, all common shares of the undersigned in DATA RACE, Inc. held of record on the record date, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any directions indicated on this proxy ballot. IF NO DIRECTIONS ARE GIVEN AND THE SIGNED PROXY BALLOT IS RETURNED, THE PROXIES WILL VOTE FOR ITEMS 1 THROUGH 4, AND, AT THEIR DISCRETION, ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE FOLLOWING ITEMS, AS MORE FULLY DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT:

1.   Election of directors.

     [_] FOR all nominees listed below    [_] WITHHOLD all nominees listed below

     [_] Place an "X" in this box to withhold authority to vote for any individual nominee and write that name from the list below on the line below.

                      ____________________________________

                                    NOMINEES

        Dr. W.B. Barker     Jeffrey P. Blanchard     Matthew A. Kenny
George R. Grumbles     Marcelo A. Gumucio    Dwight E. Lee    Edward A. Masi

2.   1997 Stock Option Plan.

          FOR: [_]     AGAINST: [_]     ABSTAIN: [_]

3.   Approval of Securities Issuances.

          FOR: [_]     AGAINST: [_]     ABSTAIN: [_]

4.   Ratification of selection of independent accountants.

          FOR: [_]     AGAINST: [_]     ABSTAIN: [_]


The undersigned acknowledges receipt of the formal notice of such meeting and the accompanying Proxy Statement.

Please sign exactly as name appears on the certificate. When shares are held by joint tenants, both should sign. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. When signing as attorney, executor, administrator, trustee, guardian, officer or partner, please give full title as such.


                                PLEASE MARK, SIGN, DATE AND RETURN THE PROXY
                                BALLOT PROMPTLY USING THE ENCLOSED ENVELOPE.


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                                SIGNATURE(S)

                                DATE:
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